Exhibit 11(a) - Computation of Primary Earnings Per Share


                                          First Quarter Ended
                                              January 31,
                                          -------------------

                                       1994                 1993
                                       ----                 ----
                                              (Unaudited)

Net earnings                        $8,444,000           $8,896,000

Adjustment (1)                          --                   --

Adjusted net earnings               $8,444,000           $8,896,000
                                     =========            =========

Average common shares
  outstanding                       24,130,000           26,646,000

Assumed equivalent shares from
  stock options converted to
  common shares (1)                  3,478,000            2,666,000

Total weighted average number of
  common and common equivalent
  shares                            27,608,000           29,312,000
                                    ==========           ==========


Earnings per share
  Earnings before cumulative
  effect of accounting change             $.24                 $.30
  Cumulative effect of accounting change   .07
                                           ---                  ---
  Net Earnings                            $.31                 $.30
                                            ==                   ==


(1) Earnings per share are computed using the weighted average number of shares of common stock and common stock equivalents (common stock issuable upon exercise of stock options) outstanding. In computing earnings per share, the Company utilizes the treasury stock method. This method assumes that stock options, under certain conditions, are exercised and treasury shares are assumed to be purchased (not to exceed 20% of the common stock outstanding) from the proceeds using the average market price of the Company's common stock for the period. Any excess proceeds not utilized for the purchase of treasury shares are assumed first to reduce any outstanding debt obligation, if any, and any remainder invested in interest-bearing securities with net earnings increased for the hypothetical interest savings or interest income. Due to the hypothetical interest savings or interest income, net earnings divided by the weighted average number of common and common equivalent shares will not always equal earnings per share.



Exhibit 11(b) - Computation of Fully Diluted Earnings Per Share



                                          First Quarter Ended
                                              January 31,
                                          -------------------

                                       1994                 1993
                                       ----                 ----
                                             (Unaudited)

Net earnings                        $8,444,000           $8,896,000

Adjustment (1)                           --                  --
                                     ---------            ---------
Adjusted net earnings               $8,444,000           $8,896,000
                                     =========            =========

Average common shares
  outstanding                       24,130,000           26,646,000

Assumed equivalent shares from
  stock options converted to
  common shares (1)                  3,913,000            3,076,000

Total weighted average number of
  common and common equivalent
  shares                            28,043,000           29,722,000
                                    ==========           ==========


Earnings per share  (2)                   $.30                 $.30
                                            ==                   ==

(1) Earnings per share are computed consistent with (1) Exhibit 11(a) - Computation of Primary Earnings Per Share except in computing fully diluted earnings per share, the treasury stock method uses the market price of the Company's common stock at the close of the period rather than the average market price during the period.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% before rounding.